UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 2, 2006

Covalent Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21145	56-1668867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Glenhardie Corporate Center, 1275 Drummers Lane, Suite 100, Wayne, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 975-9533

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entering into a Material Definitive Agreement

On March 2, 2006, Covalent Group, Inc. (the “Company”) (NASDAQ:SVGR) entered into a Combination Agreement (the “Agreement”) with Kai Lindevall, Jan Lilja, Sven-Erik Nilsson, Vesa Manninen, Seppo Oksanen, Heikki Vapaatalo, Riita Korpela, Agenta Lindevall, and NTGLT PHARMA BVBA (the “Stockholders”), constituting all of the stockholders of Remedium Oy, a corporation organized under the laws of Finland (“Remedium”). Pursuant to the Agreement, at the closing, the Company will purchase all of the issued and outstanding shares of capital stock of Remedium.

Subject to certain adjustments, the consideration to be paid at closing for the Shares will consist of (i) shares of Common Stock of the Company with a value of $16,000,000; and (ii) $4,000,000 in cash. The Company intends to fund the cash portion of the purchase price primarily through a private placement of securities (the “Financing”).

The closing is subject to customary closing conditions, including the receipt of proceeds under the Financing and the approval of the Company’s shareholders. The transaction is expected to close during the second quarter of 2006.

A press release relating to the Agreement was issued on March 3, 2006. A copy of that press release is provided herewith as Exhibit 99.1

The Company and its affiliates have no material relationship with Remedium, the stockholders, or their affiliates, other than pursuant to the Agreement.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

No.	Description
99.1	Press release dated March 3, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Covalent Group, Inc.
Registrant

/s/ Lawrence R. Hoffman
Dated: March 3, 2006	Name:	Lawrence R. Hoffman
	Title:	Executive Vice President, Chief Financial Officer, General Counsel and Secretary

EXHIBIT INDEX

The following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press release dated March 3, 2006.*

*	Filed electronically herewith.